Exhibit 99

FOR IMMEDIATE RELEASE
May 24, 2012

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE BRAZILIAN FOOD MAKER YOKI

MINNEAPOLIS, MINN—General Mills (NYSE: GIS) said today that it has signed a definitive agreement to acquire Yoki Alimentos S.A., a privately-held food company headquartered in Sao Bernardo do Campo, Brazil. General Mills currently expects the transaction to close during the first half of its 2013 fiscal year, which begins on May 28, 2012, after satisfaction of customary closing conditions.

Yoki is a family-owned Brazilian company established in 1960. Today, its Yoki and Kitano branded products hold leading market positions in several attractive and growing food categories, including snacks (popcorn and snack nuts), convenient meals (side dishes, dry soups), basic foods (grains and beans), and seasonings. Yoki employs more than 5,000 people, and has established a strong operating infrastructure in Brazil, including multiple manufacturing plants and national retail distribution. Yoki reported IFRS sales of R$ 1.1 billion for the year ended December 2011.

Chris O’Leary, General Mills’ Executive Vice President and Chief Operating Officer—International, said “We are delighted to add Yoki’s talented people and strong brands to General Mills’ growing international business. Yoki adds key capabilities and geographic scale that will accelerate our growth in Brazil. We plan to focus on building the strong Yoki and Kitano product portfolio, expanding our current Haagen-Dazs and Nature Valley businesses in Brazil, and introducing additional General Mills brands in this important market over time.”

Mitsuo Matsunaga, Yoki’s Chief Executive Officer, said “I am very pleased to see our Yoki brands and businesses joining General Mills. Our family is confident that General Mills’ global capabilities, combined with Yoki’s outstanding employees and brand portfolio, will lead to accelerated growth in Brazil for years to come.”

As one of the biggest and fastest-growing economies in the world, Brazil is an attractive consumer market. A majority of its 200 million people now belong to the middle class and domestic consumption has become an important economic growth driver.

General Mills’ international operations have been growing rapidly in recent years. Fiscal 2012 international segment net sales are expected to exceed US $4 billion, including sales from the Yoplait International yogurt business acquired July 1, 2011. The addition of Yoki will more than double General Mills’ annual sales in Latin America to nearly US $1 billion.

General Mills said that along with the Yoki acquisition, its fiscal 2013 plans include strong cash returns to shareholders.

About Yoki Alimentos: Yoki Alimentos is a leading food company that markets more than 600 items under nine brands across Brazil. Its extensive portfolio includes Yoki and Kitano branded flours and other basic foods, popcorn, convenient meals, soups and seasonings. It also markets Yokitos snacks for children, Lin Tea tea products and a line of ingredients under the Mais Vita brand. Headquartered in the state of São Paulo, Yoki employs more than 5,000 people and operates multiple manufacturing facilities and distribution centers across the country.

About General Mills: General Mills is one of the world’s leading food companies, operating in more than 100 countries. Its consumer brands include Cheerios, Fiber One, Haagen-Dazs, Nature Valley, Yoplait, Betty Crocker, Pillsbury, Green Giant, Old El Paso, and Wanchai Ferry. Headquartered in Minneapolis, MN, USA, General Mills had fiscal 2011 worldwide sales of US $16 billion, including the company’s US $1.2 billion proportionate share of joint-venture net sales.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.